Exhibit 99.1

Vertex Pharmaceuticals Highlights Telaprevir Progress and Reports
Second Quarter 2008 Results

— Treatment-failure data and treatment-naïve data strengthen telaprevir’s potential profile and highlight broad opportunity in treatment of chronic hepatitis C virus (HCV) infection -

— VX-770, for cystic fibrosis (CF), completes enrollment for 28-day Phase 2a study; 2009 targeted for initiation of registration studies, pending 28-day study results—

Cambridge, MA, July 31, 2008 — Vertex Pharmaceuticals Incorporated (Nasdaq: VRTX) today reported recent clinical progress and consolidated financial results for the quarter ended June 30, 2008.

“Chronic hepatitis C is a major global unmet medical need with many patients at an increased risk for cirrhosis, liver failure, liver cancer and early death,” said Joshua Boger, Ph.D., President and Chief Executive Officer of Vertex Pharmaceuticals.  “With our commitment to addressing this broad need, we are working to establish a profile for telaprevir that has the potential to shorten treatment duration and increase sustained viral response rates for treatment-naïve patients, and also the potential to provide a new treatment option for patients who failed to achieve sustained viral response with a prior course of pegylated interferon and ribavirin therapy.”

“We continue to build a pipeline of clinical candidates beyond telaprevir. Our pipeline provides further opportunity for growth by extending our HCV category leadership and by broadening our pipeline of clinical candidates into other disease areas,” continued Dr. Boger.  “In HCV we have advanced the development of our second-generation HCV protease inhibitors, VX-500 and VX-813.  In cystic fibrosis, we are also rapidly advancing VX-770, our lead drug candidate, and have fully enrolled a study that will evaluate 28-day dosing in patients with CF, with potential to move quickly to a registration program for this drug candidate.”

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Telaprevir Development Program

Phase 3 Development in Treatment-Naïve Population

•                  Vertex and Tibotec are enrolling patients in the global 3-arm pivotal Phase 3 ADVANCE trial that is focused on 24-week telaprevir-based regimens that utilize rapid viral response (RVR) criteria.  Vertex expects to complete enrollment of this study during the fourth quarter of 2008 and expects to have sustained viral response (SVR) data from the study in the first half of 2010.

•                  Vertex expects to begin in the third quarter of 2008 a 450-patient study in treatment-naïve patients that will include evaluation of 24-week and 48-week telaprevir-based regimens.  The Company expects to complete enrollment in this study by the end of 2008, and expects to have SVR data from the study in the first half of 2010.

Phase 3 Development in Patients Who Failed to Achieve SVR with Prior Treatment

•                  Vertex and Tibotec are initiating in Europe Phase 3 clinical development of telaprevir in patients who failed to achieve SVR with prior treatment of pegylated interferon (peg-IFN) and ribavirin (RBV).  This study is focused on 48-week telaprevir-based regimens and is expected to enroll approximately 650 patients. The companies are engaged in discussions with the U.S. FDA to transition to Phase 3 clinical development of telaprevir in patients who failed to achieve SVR with prior treatment of peg-IFN and RBV and plan to begin patient screening in the U.S. in the third quarter of 2008.

Telaprevir Clinical Data

Treatment-Naïve Patient Population

•                  In April, clinical investigators presented data from the PROVE 1 and PROVE 2 clinical trials in treatment-naïve patients at the 43rd Annual Meeting of the European Association for the Study of the Liver (EASL) in Milan.  Final results from the PROVE 1 clinical trial and an interim analysis from the PROVE 2 clinical trial showed consistently higher SVR rates and antiviral response in the 24-week telaprevir arms – 61% of patients in PROVE 1 and 68% of patients in PROVE 2 achieving SVR, compared with 41% of patients in the PROVE 1 control arm achieving SVR and 48% of patients in the PROVE 2 control arm having undetectable HCV RNA at 12 weeks post-treatment.

Patients Who Failed to Achieve SVR with Prior Peg-IFN and RBV Treatment

•                  In June, Vertex reported results of an interim analysis from PROVE 3, an ongoing Phase 2b clinical trial of telaprevir-based combination therapy in patients with genotype 1 HCV who did not achieve SVR with a previous pegylated interferon-based treatment.  In the interim analysis, 52% of patients randomized to receive treatment with a 24-week telaprevir-based regimen (12 weeks of telaprevir-based treatment followed by an additional 12 weeks of peg-IFN and RBV treatment) maintained undetectable HCV RNA (<10 IU/mL) 12 weeks post-treatment.  In the control arm, at week 36 of a planned 48-week treatment duration, 30% of patients had undetectable HCV RNA.

•                  In April, in a late-breaker poster presentation at EASL, clinical investigators reported data from an interim analysis of Study 107, an open-label clinical trial that is enrolling patients with genotype 1 HCV who did not achieve SVR with previous interferon-based treatment in the control arms of PROVE 1, PROVE 2 or PROVE 3.  In the interim analysis, patients treated with a telaprevir-based treatment regimen demonstrated a high rate of viral response, and a low rate of viral breakthrough at week 4.  This response appears to have been maintained, with no viral breakthrough observed to date among 36 patients who had completed 4 weeks of treatment, and among 16 of those patients who had completed 12 weeks of treatment.

Telaprevir Safety and Tolerability:  Phase 2b PROVE Program

•                  In Phase 2 clinical studies to date, more than 700 patients with genotype 1 HCV have received a telaprevir-containing combination regimen, and the adverse event profile is generally consistent across studies and prior analyses.  In studies, telaprevir is being evaluated in combination with peg-IFN and RBV for the treatment of patients chronically infected with HCV genotype 1.  In telaprevir studies, the most common adverse events reported more frequently in patients receiving telaprevir were gastrointestinal events, skin events (rash, pruritis) and anemia.  There have been reports of severe rashes in clinical studies of telaprevir-based therapy. Other adverse events reported were similar in type and frequency to those seen currently with peg-IFN and RBV treatment.  In clincial studies, the most common reason for discontinuation among patients receiving a telaprevir-based treatment regimen was rash (7% of patients).

Additional Telaprevir Clinical Trials

Vertex and Tibotec are evaluating other dosing regimens for telaprevir, as well as the potential role of telaprevir in important HCV sub-populations.

•                  Vertex and Tibotec today provided an update on study C208, based on an interim analysis conducted at 12 weeks. C208 is a four-arm Phase 2a clinical study of approximately 160 genotype 1 treatment-naïve HCV patients. A main objective of the C208 study is to explore the safety and antiviral activity of a twice-daily dosing regimen of telaprevir (1125mg every 12 hours) in combination with peg-IFN and RBV, as compared to a three times daily regimen (750mg every 8 hours).  In the interim analysis, the type and frequency of adverse events across the study arms were generally consistent with previous studies of telaprevir.  No substantial differences in safety profile between twice daily and three times daily dosing regimens were observed.   The interim analysis showed that both twice-daily and three times daily dosing arms of telaprevir, with pegylated interferon alfa-2a (Pegasys) and ribavirin, had greater than 80% of patients (intent-to-treat analysis) with undetectable HCV RNA (<10 IU/mL) at weeks 4 and 12. These data support continued clinical evaluation of twice-daily dosing of telaprevir.  A complete analysis will be performed upon the conclusion of this study in 2009. Vertex expects that interim data will be presented at a medical conference later in 2008.

•                  Vertex and Tibotec announced today that patient enrollment is complete in a Phase 2 study evaluating telaprevir in patients infected with genotype 4 HCV. Vertex and Tibotec also announced that enrollment is complete in a Phase 2 trial in patients infected with genotype 2 or genotype 3 HCV.

•                  Next-generation HCV protease inhibitor in clinical development

•                  Vertex is advancing a portfolio of HCV protease inhibitors with potentially differentiated profiles. VX-500 has completed a Phase 1a clinical trial, and the Company expects to initiate a Phase 1b clinical trial with VX-500 in patients with HCV in the third quarter of 2008.  The Company also expects to initiate Phase 1 development of VX-813 in the third quarter of 2008.

Updates on the status of telaprevir clinical trials are available at www.clinicaltrials.gov.

Pipeline of Novel Drug Candidates

•                  Novel Oral Drug Candidates Targeting the Basic Protein Defect that Causes Cystic Fibrosis are Advancing

•                  Vertex announced today that patient enrollment is complete in Part 2 (28-day) of a Phase 2a trial of VX-770, an investigational Cystic Fibrosis Transmembrane Conductance Regulator (CFTR) potentiator compound for the treatment of CF. The trial will dose VX-770 for up to 28 days, in 18 patients who have the G551D mutation on at least one allele.   The Company expects to complete dosing in the third quarter and for data to be available by the end of the year.  Based on discussions to date with U.S. and EU regulatory authorities, the Company believes that it will be in a position to reach agreement on the initiation of a registration program for VX-770 in 2009, pending results of the 28-day study.

•                  In June, clinical investigators at the 31st European Cystic Fibrosis Society Annual Meeting presented data from Part 1 (14-day) of the Phase 2a trial of VX-770.  The data showed that patients in the trial receiving the highest dose of VX-770 had a 10.1% improvement in lung function as measured by FEV(1), the lung function test most commonly used to monitor progression of airway disease in CF patients.  In contrast, patients receiving placebo showed a slight decrease in FEV(1).  In addition, patients showed improved function of the CFTR protein, as measured by changes in sweat chloride levels and changes in chloride ion transport in the upper airway as measured by changes in nasal potential difference.  In patients receiving the highest dose of VX-770, sweat chloride decreased from a mean 95.5 mmol/L at baseline to 53.2 mmol/L over the 14-day dosing period, and sweat chloride levels were reduced below the standard diagnostic cutoff for CF (60 mmol/L) in 6 of 8 patients receiving the highest dose of VX-770.  There was no notable change in sweat chloride in patients receiving placebo.  Through 14 days of dosing, VX-770 appeared to be well-tolerated.

•                  Vertex is also conducting two Phase 1 trials of VX-809, an investigational oral CFTR corrector compound for the treatment of CF, in healthy volunteers.   The first trial is a single and multiple dose study while the second is a single dose study examining the pharmacokinetics (PK) and safety of a solid dosage form.  Depending on the results from these Phase 1 trials, Vertex plans to initiate a single dose PK and safety trial of VX-809 in patients with CF by the end of the year.

Additional Pipeline Advancements

•                  In the second quarter, Vertex initiated dosing in a Phase 1a clinical trial of VX-509, a novel Janus kinase 3 (JAK3) inhibitor, being investigated for the treatment of multiple immune-mediated inflammatory diseases.

•                  In the second quarter, Vertex’s collaborator Merck initiated a Phase 1 clinical trial of the Aurora kinase inhibitor MK-5108 (VX-689) in patients with advanced and/or refractory tumors.  In addition, Merck has terminated development of the Aurora kinase inhibitor MK-0457 (VX-680) for the treatment of cancer following the previously announced suspension of clinical trial enrollment for this compound.

Second Quarter Results

For the quarter ended June 30, 2008, the Company’s GAAP net loss was $91.3 million, or $0.66 per share, compared to a GAAP net loss for the quarter ended June 30, 2007 of $117.8 million, or $0.91 per share.  An increase in collaborative R&D revenues was the principal driver of the decrease in the Company’s 2008 GAAP net loss.

The non-GAAP loss, before stock-based compensation expense and restructuring expense, for the quarter ended June 30, 2008 was $73.6 million, or $0.53 per share, compared to $95.4 million, or $0.74 per share, for the quarter ended June 30, 2007.

Total revenues for the quarter ended June 30, 2008 were $69.4 million, compared to $38.2 million for the second quarter of 2007.  The increase is primarily due to a $45.0 million milestone payment recorded as revenue in the second quarter of 2008, received from Johnson &

Johnson in connection with dosing of the first patients in the telaprevir Phase 3 ADVANCE clinical trial.

Research and development (R&D) expenses for the quarter ended June 30, 2008 were
$127.1 million, compared to $136.2 million in R&D expenses for the second quarter of 2007.  The decrease reflects variability in expense incurred in connection with telaprevir development, with higher expense in 2007 to support the PROVE 1 and PROVE 2 trials and investment into the telaprevir commercial supply chain, and reduced R&D expense for the second quarter of 2008 during the start-up period for the ADVANCE clinical trial and the ongoing program in treatment-failure patients.  Vertex anticipates that its R&D investment, including investment into commercial supply, will increase as telaprevir progresses into and through larger registration studies, and also will increase as VX-770 development activities expand, following positive clinical data achieved in Part 1 of the Phase 2a clinical trial.

Sales, general and administrative (SG&A) expenses for the quarter ended June 30, 2008 were $28.9 million, compared to $23.3 million for the second quarter of 2007.  This increase reflects building of infrastructure, including an increase in the number of employees and our initial commercial investments, to support advancement of telaprevir.

Net interest income (expense) for the quarter ended June 30, 2008 was $0.2 million, compared to net interest income (expense) of $7.9 million for the second quarter of 2007.  This decrease resulted from portfolio yields reflecting the broader economic environment, and interest expense on the 2013 convertible senior subordinated debt issued in February 2008.

At June 30, 2008, Vertex had $832.1 million in cash, cash equivalents and marketable securities.  This includes the proceeds received in the second quarter of 2008 of $160.0 million for sale of the Company’s rights to future royalties of the HIV protease inhibitors Lexiva/Telzir and Agenerase under the Company’s 1993 license agreement with GlaxoSmithKline plc. The Company also has $287.5 million of convertible senior subordinated debt due in 2013, with a conversion price of $23.14 per share.

Full Year 2008 Financial Guidance

This section contains forward-looking guidance about the financial outlook for Vertex Pharmaceuticals.

Vertex today is revising its expectation for a 2008 GAAP net loss, including restructuring charges and stock-based compensation expense, to the range of $450 million to $470 million, which includes an estimate of approximately $60 million in stock-based compensation and restructuring expense.  Additionally, Vertex’s expectation for a non-GAAP loss, excluding stock-based compensation expense and restructuring expense is in the range of $390 million to $410 million. The increase in our expected loss is primarily the result of an increase in the Company’s expected 2008 investment in telaprevir development activities, including commercial supply, in response to favorable progression and results from clinical trials of telaprevir in treatment-failure patients, and an increase in the Company’s expected investment in VX-770 development activities in response to the favorable progression and results of Part 1 of the Phase 2a clinical trial of that compound.  In addition, the Company has increased its expected net loss for 2008 by approximately $14 million as a result of the sale of Vertex’s HIV royalty stream in the second quarter of 2008.

Non-GAAP Financial Measures

In this press release, Vertex’s financial results are provided both in accordance with accounting principles generally accepted in the United States (GAAP) and using certain non-GAAP financial measures.  In particular, Vertex provides its second quarter 2008 and 2007 loss and guidance for its projected 2008 loss, excluding restructuring expense and stock-based compensation expense, which in each case results in a non-GAAP financial measure.  These results are provided as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help indicate underlying trends in the Company’s business and are important in comparing current results with prior period results.  Management also uses these non-GAAP financial measures to establish budgets and operational goals that are communicated internally and externally, and to manage the Company’s business and to evaluate its performance.

A reconciliation of non-GAAP financial results to GAAP financial results is included in the attached financial statements.

About Vertex

Vertex Pharmaceuticals Incorporated is a global biotechnology company committed to the discovery and development of breakthrough small molecule drugs for serious diseases. The Company’s strategy is to commercialize its products both independently and in collaboration with major pharmaceutical companies. Vertex’s product pipeline is focused on viral diseases, inflammation, autoimmune diseases, cancer, pain and cystic fibrosis. Vertex co-discovered the HIV protease inhibitor, Lexiva, with GlaxoSmithKline.

Lexiva is a registered trademark of the GlaxoSmithKline group of companies.

Special Note Regarding Forward-looking Statements

This press release contains forward-looking statements, including statements regarding Vertex’s expectation that (i) it is establishing a product profile for telaprevir that has a potential to address unmet medical need in HCV, (ii) telaprevir has a potential to shorten treatment duration and increase viral cure rates in treatment-naïve patients, (iii) telaprevir has the potential to provide a new treatment option for treatment-experienced patients, (iv) VX-770 has the potential to move quickly into registration studies, (v) Vertex can complete enrollment of ADVANCE clinical trial in treatment-naïve population during the fourth quarter of 2008 and expects to have SVR data from this study in the first half of 2010, (vi) Vertex expects to enroll approximately 450 patients in a Phase 3 clinical trial to evaluate 24-week and 48-week telaprevir-based regimens by the end of 2008 and SVR data from this study in the first half of 2010, (vii) the Phase 3 study in the non-responder population will enroll approximately 650 patients and begin patient screening in the U.S. in the third quarter of 2008, (viii) interim data from Phase 2 clinical study evaluating telaprevir dosing regimens will be presented at a medical conference later in 2008, (ix) it will initiate a Phase 1b clinical trial of VX-500 in HCV patients in the third quarter of 2008 and a Phase 1a clinical trial of VX-813 in the third quarter of 2008,  (x) it will complete dosing in Part 2 of a Phase 2a clinical trial of VX-770 in the third quarter of 2008 and for data to be available by the end of 2008, (xi) it will reach agreement on a registration program for VX-770 in 2009, (xii) it will initiate a clinical trial of VX-809 in patients with CF by the end of 2008, (xiii) VX-509 has broad potential in the treatment of multiple immune-mediated inflammatory diseases, (xiv) R&D investment will increase and the reasons for that increase, and (xv) the 2008 guidance (including its estimates of stock-based compensation expense) will be in the ranges listed above. While the Company believes the forward-looking statements contained in this press release are accurate, there are a number of factors that could cause actual events or results to differ materially from those indicated by such forward-looking statements. Those risks and uncertainties include, among other things, that the outcomes for each of its planned clinical trials and studies, and in particular its planned clinical trials of telaprevir and VX-770, may not be favorable, that regulatory authorities may require supplemental clinical trials in order to support registration of telaprevir in any particular indication, that there may be varying interpretations of data produced by one or more of our clinical trials, that enrollment may be more difficult or slower than we currently anticipate or that planned clinical trials may not start when planned due to regulatory issues, site startup delays, availability of clinical trial material or other reasons, that regulatory authorities will require more extensive data for a telaprevir or VX-770 NDA filing than currently expected, that one or more of the Company’s assumptions underlying its revenue expectations — including clinical and scientific progress that could lead to milestone payments under existing collaboration agreements or other payments under new collaborations — or its expense expectations — including estimates of the variables that go into determining stock-based compensation expenses — will not be realized, or that Vertex will be unable to realize one or more of its financial objectives for 2008 due to unexpected and costly program delays or any number of other financial, technical or collaboration considerations, that unexpected costs associated with one or more of the Company’s programs will necessitate a reduction in its investment in other programs or a change in the Company’s financial projections, that future competitive or other market factors may adversely affect the commercial potential for the Company’s product candidates in HCV or other potential indications, that due to scientific, medical or technical developments, the Company’s drug discovery efforts will not ultimately result in commercial products or assets that can generate revenue, that the Company will be unable to enter into new collaborative relationships on acceptable terms, and other risks listed under Risk Factors in Vertex’s annual report and quarterly reports filed with the Securities and Exchange Commission and available through the Company’s website at www.vrtx.com. Vertex disclaims any obligation to update the information contained in this press release as new information becomes available.

Vertex Pharmaceuticals Incorporated

2008 Second Quarter and Six Month Results
Consolidated Statements of Operations Data

(In thousands, except per share amounts)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Royalty revenues (Note 5)	$9,741	$10,967	$20,592	$20,763
Collaborative and other R&D revenues	59,668	27,229	90,492	86,243

Total revenues	69,409	38,196	111,084	107,006

Costs and expenses:
Royalty expenses (Note 5)	3,701	3,401	7,277	6,670
Research and development expenses (R&D)	127,132	136,187	241,714	268,765
Sales, general & administrative expenses (SG&A)	28,889	23,322	50,512	39,859
Restructuring expense	1,168	906	1,798	5,961

Total costs and expenses	160,890	163,816	301,301	321,255

Loss from operations	(91,481)	(125,620)	(190,217)	(214,249)

Net interest income (expense)	160	7,853	2,742	15,754
Net loss	$(91,321)	$(117,767)	$(187,475)	$(198,495)

Basic and diluted net loss per common share	$(0.66)	$(0.91)	$(1.37)	$(1.56)

Basic and diluted weighted-average number of common shares outstanding	138,725	129,269	136,607	127,527

Non-GAAP Loss and Loss per Common Share Reconciliation

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007
GAAP Net Loss	$(91,321)	$(117,767)	$(187,475)	$(198,495)
Pro Forma Adjustments:
Stock-based compensation expense included in R&D (Note 1):	$13,858	17,638	$24,688	$27,940
Stock-based compensation expense included in SG&A (Note 1):	2,735	3,819	4,977	5,837

Total stock-based compensation expense	16,593	21,457	29,665	33,777

Restructuring expense (Note 2)	1,168	906	1,798	5,961

Non-GAAP Loss	$(73,560)	$(95,404)	$(156,012)	$(158,757)

Basic and diluted non-GAAP loss per common share	$(0.53)	$(0.74)	$(1.14)	$(1.24)

Note 1:  For the three and six months ended June 30, 2008, the Company incurred $16.6 million and $29.7 million, respectively, in stock-based compensation expense of which $13.9 million and $24.7 million, respectively, is included in research and development expenses and $2.7 million and $5.0 million, respectively, is included in sales, general and administrative expenses.  For the three and six months ended June 30, 2007, the Company incurred $21.5 million and $33.8 million, respectively, in stock-based compensation expense of which $17.6 million and $27.9 million, respectively, is included in research and development expenses and $3.8 million and $5.8 million, respectively, is included in sales, general and administrative expenses.

Note 2: For the three and six months ended June 30, 2008, the Company incurred restructuring expenses of $1.2 million and $1.8 million, respectively. The charge is primarily a result of the imputed interest charge related to the restructuring liability and an adjustment in expected lease payments related to the consumer price index. For the three and six months ended June 30, 2007, the Company incurred restructuring expense charges of $0.9 million and $6.0 million, respectively. The charge is the result of incremental lease obligations related to the revision of certain key estimates and assumptions about building operating costs as well as the imputed interest charge related to the restructuring liability. The expense and the related liability have been estimated in accordance with SFAS 146 “Accounting for Costs Associated with Exit or Disposal Activities” and are reviewed quarterly for changes in circumstances.

Note 3:  In February 2008, the Company completed a public offering of 6,900,000 shares of common stock, including the underwriters’ over-allotment of 900,000 shares, at a price of $17.14 per share. This transaction resulted in net proceeds of $112.1 million to the Company. The net proceeds include an underwriting discount of $5.3 million and other expenses of $0.9 million related to the equity offering that were recorded as an offset to additional paid-in-capital.

Note 4:  In February 2008, the Company completed an offering of $287.5 million aggregate principal amount of 4.75% convertible senior subordinated notes due February 2013 (the “2013 Notes”), including $37.5 million aggregate principal amount of notes purchased by the underwriters pursuant to their over-allotment option. The 2013 Notes are convertible, at the option of the holder, into common stock at a price equal to $23.14 per share, subject to adjustment under certain circumstances. The 2013 Notes bear interest at the rate of 4.75% per year, and the Company is required to make semi-annual interest payments on the outstanding principal balance of the notes on February 15 and August 15 of each year, beginning on August 15, 2008. This transaction resulted in net proceeds of $278.0 million to the Company. The net proceeds include an underwriting discount of $8.6 million and other expenses of $0.9 million related to the convertible debt offering that were recorded as deferred issuance costs and are in included in other assets on the Company’s condensed consolidated balance sheets.

Note 5:  On May 30, 2008, the Company entered into a purchase agreement with Fosamprenavir Royalty, L.P. pursuant to which the Company sold, and Fosamprenavir Royalty, L.P. purchased, the Company’s right to receive future royalty payments, net of sub-royalty payments due to a third party, arising from sales of Lexiva/Telzir and Agenerase under the Company’s 1993 license agreement with GlaxoSmithKline plc for periods commencing April 1, 2008, in return for a one-time cash payment of $160.0 million.  In accordance with the purchase agreement,

GlaxoSmithKline plc will (i) make all future royalty payments due to Vertex under the license agreement directly to Fosamprenavir Royalty, L.P. and (ii) make royalty payments due to a third party in connection with the HIV product sales under the license agreement, which payments had been made directly by the Company prior to the royalty sale transaction.

In the second quarter of 2008, in accordance with Emerging Issues Task Force Issue No. 88-18, “Sales of Future Revenues,” the Company began recognizing deferred revenues relating to the $160.0 million one-time cash payment from Fosamprenavir Royalty L.P. under the “units-of-revenue” method. In each period, the Company will recognize a portion of the deferred revenues together with additional royalty revenues equal to royalties payable to the third party on net sales of Agenerase and Lexiva/Telzir. The Company will recognize royalty expense in each period based on (i) deferred transaction expenses (included in other assets on the Company’s condensed consolidated balance sheets) in the same manner and over the same period in which the related deferred revenues are recognized as royalty revenues plus (ii) the royalties paid the third party on net sales of Agenerase and Lexiva/Telzir for the period.

Condensed Consolidated Balance Sheets Data

(In thousands)

(Unaudited)

	June 30, 2008	December 31, 2007

Assets
Cash, cash equivalents and marketable securities	$832,062	$467,796
Other current assets	25,566	35,980
Property and equipment, net	66,630	66,509
Restricted cash	30,258	30,258
Other non-current assets (Notes 4 & 5)	16,289	934
Total assets	$970,805	$601,477

Liabilities and Stockholders’ Equity
Other current liabilities	$141,309	$148,148
Accrued restructuring expense	34,490	35,292
Deferred revenues (Note 5)	267,581	126,745
Collaborator development loan (due May 2008)	—	19,997
Convertible notes (due 2013)(Note 4)	287,500	—
Stockholders’ equity	239,925	271,295
Total liabilities and stockholders’ equity	$970,805	$601,477
Common shares outstanding (Note 3)	141,119	132,876

Conference Call and Webcast: Second Quarter Financial Results:

Vertex Pharmaceuticals will host a conference call and webcast today, Thursday, July 31, 2008 at 5:00 p.m. EDT to review financial results and recent developments.  This call and webcast will be broadcast via the Internet at www.vrtx.com.  It is suggested that webcast participants go to the web site at least 10 minutes in advance of the call to ensure that they can access the slides.  The link to the webcast is available on the Events and Presentations button on the home page.

To listen to the call on the telephone, dial (800) 374-0296 (U.S. and Canada) or (706) 634-2224 (International). Vertex is also providing a podcast MP3 file available for download on the Vertex website at www.vrtx.com.

The call will be available for replay via telephone commencing July 31, 2008 at 8:00 p.m. EDT running through 5:00 p.m. EDT on August 7, 2008.  The replay phone number for the U.S. and Canada is (800) 642-1687.  The international replay number is (706) 645-9291 and the conference ID number is 56407129.  Following the live webcast, an archived version will be available on Vertex’s website until 5:00 p.m. EDT on August 14, 2008.

Vertex’s press releases are available at www.vrtx.com.

(VRTX-GEN)

Vertex Contacts:

Michael Partridge, Senior Director, Strategic Communications, (617) 444-6108

Lora Pike, Manager, Investor Relations, (617) 444-6755

Zachry Barber, Manager, Media Relations (617) 444-6470